Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 3, 2006, accompanying the December 31, 2005 consolidated financial statements included in the Annual Report of Unitil Corporation and subsidiaries on Form 10-K for the year ended December 31, 2005 in the Registration Statements of Unitil Corporation and subsidiaries on Form S-8 (File No. 333-114978 effective April 29, 2004), Form S-3 (File No. 333-42264 effective July 26, 2000) and on Form S-8 (File No. 333-42266 effective July 26, 2000).

/s/ Vitale, Caturano & Company Ltd.

Boston, Massachusetts

February 21, 2006